Corporate High Yield Fund, Inc.

File No. 811-7634

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Bradley J. Lucido, a Secretary to the Issuer, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on his behalf by October 21, 2000; however a late filing was executed on April 10, 2001.